EXHIBIT 10.2

AGREEMENT IN PRINCIPLE

between

Balaton Power Inc. ("BPI")
of Vancouver, MCI Canada

and

Vernon Ravenscroft
of Bliss, Idaho, USA.

IT IS AGREED

1. that BPI wishes to acquire an interest via joint venture structure and lease with option to purchase, in the hydroelectric power production facility and site as described in Schedule "A" attached hereto, which includes special use permit, water rights, land leases and FERC exemption, and which, in 1999, generated 3,384,576 KWh and has a power purchase agreement in place with Idaho Power Company "IPC" (attached Schedule "B") (the "Site");

2. that in the event VR acquires loan proceeds from Zions Bank per attached Schedule "D," BPI will lease from VR one third (33.3%) immediate participating interest in the Site for the total lease price of US$7,250.00 per month for an initial term of sixty (60) months commencing on February 1, 2001 or such date as agreed between the parties, reflecting the third party appraisal value of the Site (attached Schedule "C") and the Site's potential to increase production and hence its annual revenue;

3. that BPI will purchase from VR the equipment designated for the Site's "fourth line," such as turbine, generator, installed penstock, headworks and related components presently owned outright by VR, for a total purchase price of US$385,000.00 to be paid as follows:

a) US$310,000.00 prior to January 31, 2001 or such later date as agreed between the parties, such proceeds to be allocated as US$300,000.00 directly to Washington Mutual to retire existing debt presently owed by VR, and US$10,000.00 directly to VR; and, BPI agrees to advance US$100,000.00 directly to Washington Mutual to the account of VR on or before January 19, 2001; and

b) US$75,000.00 paid by issuance of 100,000 treasury shares of BPI, presently valued at US$0.75 per share, immediately upon receipt of approval of this transaction by the appropriate regulatory agencies;

4. that BPI will be responsible for costs of installation of the "fourth line";

5. that BPI has the right to conduct its research and development of its materials and products at the Site, provided that it does not negatively impact the existing operating systems;

6. that BPI has the right of first refusal to purchase one hundred percent interest in the Site on or before the expiry of lease term, provided lease payments due for the term are paid in full, for the total additional amount of US$250,000.00;

7. that in the event that VR does not wish to sell the Site and/or BPI does not wish to purchase the Site per Clause 6. above, then VR will pay BPI 50,000 shares of BPI to acquire BPI's interest the Site including the equipment per Clause 3, above;

8. that VR agrees to place 50,000 BPI shares in trust upon issuance thereof in order to deliver said shares to BPI per Clause 7, above;

9. that revenue generated from sale of power from the Site will be directed and disbursed as per revenue escrow agreement between the parties reflecting 33.3% to BPI and 66.7% to VR;

10. that VR will obtain a loan in the amount of US$350,000.00, US$300,000.00 to be directed to Washington Mutual on or before January 31, 2001 or such later date as agreed between the parties and US$50,000.00 to be directed and managed by Zions Bank;

11. than VR will be responsible for the loan payments per Clause

10. above and for "clawback" payments due to IPC, such payment amounts to be generated from VR's 66.7% interest in revenues generated from sale of power from the Site to IPC end from lease revenues from BPI per Clause 2, above;

12. that VR and BPI will share the Site operating gand maintenance costs reflecting each party's share position, understanding that BPI will be solely responsible for the costs of operations and maintenance of the "fourth line";

13. that VR win enter into a consulting agreement with BPI to assist its efforts with additional site and/or facility acquisitions;

14. that BPI will reimburse VR on a pro rata, one third basis for fees and insurances prepaid by VR for periods after February 1, 2001;

15. that BPI will honor and maintain the existing verbal "barter" agreement with Erwin Excavating ("EE") with regard to supplying fill-dirt to EE in exchange for EE's excavating services for the Site;

16. that all revenues generated from the Site, that all operations and maintenance expenses and/or that any/all contractual obligations other than that/those referred to herein incurred prior to February 1, 2001 are to the account of VR;

17. that the power purchase agreement in effect with IPC and that title to the Site shall remain in the name of VR throughout the term of the leases; and,

18. that in the event of default by BPI per the terms of this agreement, and that said default is not remedied within 30 days following official notification to BPI of said default, VR may, thereafter, exercise his option to repurchase the Site per Clause 7, above.

The parties further understand that the lender per Clause 10. will require certain liens/encumbrances on the Site and VR warrants that, other than the foregoing, the Site is otherwise free and clear of all liens, mortgages and/or contractual obligations .

BPI further agrees, in the event Zion's Bank disburses loan proceeds of US$350,000.00 to VR, then BPI will purchase a Certificate of Deposit from Zion's Bank in the amount of US$50,000.00 to be held by the bank as security deposit for lease payments due VR, with interest earned to the account of BPI.

In the event that the deposit is not retained by BPI prior to expiry of the initial 5 year lease term and BPI does not purchase the site, then VR agrees to purchase the $50,000,000 deposit from BPI.

Though not all-encompassing, the parties agree that this Agreement in Principle is legally binding upon the parties, their respective heirs, successors and/or assigns and may be formalized under the applicable legal jurisdiction(s) upon request from either party to the other.

The parties further agree to settle any dispute(s) relating to this Agreement through arbitration pursuant to the Uniform Arbitration Act, Idaho Code, Section 7-901 et Sec. And agree to be bound by any such arbitration decision(s).

AGREED this 14th day of January, 2001 by

/s/ Vernon Ravenscroft
Vernon Ravenscroft
1/18/01

/s/ Rodney Smith Balaton Power, Inc.